[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.8

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is executed as of July 17, 2017 (the “Execution Date”), by and between Sarepta Therapeutics, Inc., with offices at 215 First Street, Suite 415, Cambridge, MA 02142, USA and Sarepta International C.V., with offices at Fred. Roeskestraat 123, 1076 EE Amsterdam, The Netherlands (collectively, “Sarepta”) on the one hand, and BioMarin Leiden Holding BV and its subsidiaries, BioMarin Nederlands BV and BioMarin Technologies BV (collectively, “BioMarin”), on the other hand. BioMarin and Sarepta may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Academisch Ziekenhuis Leiden (“AZL”) is the sole owner of certain of the Licensed IP (as defined below);

WHEREAS, BioMarin is the exclusive licensee of certain Licensed IP that is solely owned by AZL or jointly owned by BioMarin and AZL, pursuant to (a) the Leiden Agreement (as defined below) and (b) BioMarin’s acquisition of Prosensa Holding B.V. (“Prosensa”);

WHEREAS, BioMarin is the sole owner of certain other Licensed IP in the field of exon skipping for muscular dystrophy that it acquired through its acquisition of Prosensa in 2014;

WHEREAS, Sarepta is the exclusive licensee of certain intellectual property solely owned by the University of Western Australia (“UWA”) pursuant to that certain Exclusive License Agreement, dated as of November 24, 2008, by and between Sarepta and UWA, as amended and restated pursuant to that certain Amended and Restated Exclusive License Agreement, dated as of April 10, 2013, by and between Sarepta and UWA, as amended as of June 19, 2016;

WHEREAS, Sarepta is the sole owner of certain other intellectual property in the field of exon skipping for muscular dystrophy;

WHEREAS, Sarepta has received Regulatory Approval for the commercial sale of an Exon 51 Skipping Product (as defined below) in the United States and is developing certain other exon-skipping drug candidates for the treatment of Duchenne muscular dystrophy;

WHEREAS, the Parties have been engaged in various patent conflicts and proceedings and AZL, BioMarin, UWA and Sarepta desire to resolve the aforesaid conflicts, appeals, oppositions and any and all controversies between the parties therefrom; and

WHEREAS, pursuant to that certain Settlement Agreement, effective as of the Effective Date, by and between the Parties (the “Settlement Agreement”), the Parties have agreed to simultaneously enter into this Agreement pursuant to which BioMarin will grant a license to Sarepta under the Licensed IP, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound hereby, agree as follows:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.	DEFINITIONS
1.1.

“Actions” means all conflicts and controversies concerning, and all oppositions of, Patents that are owned or controlled by the Parties, and all appeals thereof, in each case between any of BioMarin, AZL, Sarepta, and UWA, or any Affiliate thereof. The Actions are identified in Schedule 1.1 (Actions).

1.2.

“Affiliate” means, with respect to a Party, any Person that currently or in the future controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” will refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise; or (b) the ownership, directly or indirectly, of 50% or more of the voting securities of such entity.

1.3.	“ANDA Act” has the meaning set forth in Section 7.7 (Generic Challenge).
1.4.

“Applicable Law” means all applicable laws, statutes, rules, regulations and guidelines, including all good manufacturing practices and all applicable standards or guidelines promulgated by a regulatory authority.

1.5.	“AZL” has the meaning set forth in the Recitals.
1.6.	“Bankruptcy Code” has the meaning set forth in Section 6.5 (Bankruptcy).
1.7.	“Bankrupt Party” has the meaning set forth in Section 6.5 (Bankruptcy).
1.8.	“BioMarin Co-Exclusive License Option” has the meaning set forth in Section 2.4.1 (Exercise of Co-Exclusive License Option).
1.9.	“BioMarin Disclosed Know-How” means the Know-How referenced in Section 1.10(b)(ii).
1.10.

“BioMarin Know-How” means all Know-How other than Leiden Know-How that is (a) Controlled by BioMarin or its Affiliates, and (b) (i) described in Schedule 1.9 (BioMarin Know-How) or (ii) otherwise disclosed by BioMarin or its Affiliates to Sarepta or its Affiliates. For clarity, BioMarin Know-How includes BioMarin Regulatory Documentation.

1.11.	“BioMarin Option Notice” has the meaning set forth in Section 2.4.1 (Exercise of Co-Exclusive License Option).
1.12.	“BioMarin Option Quarter” means the Calendar Quarter during which BioMarin exercises the BioMarin Co-Exclusive License Option.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.13.	“BioMarin Regulatory Documentation” means all Regulatory Documentation that is owned or Controlled by BioMarin or its Affiliates with respect to Drisapersen, BMN-044, BMN-045, and BMN-053.
1.14.	“BMN-044” means [**].
1.15.	“BMN-045” means [**].
1.16.	“BMN-053” means [**].
1.17.	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by law to remain closed.
1.18.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided that the first Calendar Quarter of the Term will begin on the Effective Date and end on the first September 30 thereafter and the last Calendar Quarter of the Term will end on the last day of the Term.

1.19.

“Calendar Year” means any 12-month period commencing on January 1 and ending on December 31; provided that the first Calendar Year of the Term will begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term will end on the last day of the Term.

1.20.	“Casimersen” means [**].
1.21.	“CDA” means the Mutual Non-Disclosure Agreement, dated as of [**], by and between Sarepta Therapeutics, Inc. and BioMarin Pharmaceutical Inc., as amended.
1.22.	“Challenge Action” has the meaning set forth in Section 7.1 (Notification).
1.23.

“Change of Control” will occur with respect to a Party if:  (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization or reorganization of such Party is consummated, other than any such transaction, which would result in shareholders or equity holders of such Party immediately prior to such transaction, owning at least fifty percent 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve a plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, other than pursuant to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

the transaction described above or to an Affiliate; or (d) the sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole.
1.24.

“Claim(s)” means any claims, counterclaims, cross-claims, defenses, allegations, demands, debts, dues, liabilities, requests for declaratory relief, proceedings, actions, or causes of action of any kind and of whatsoever nature or character, arising in any jurisdiction in the world (regardless of whether existing in the past or present, whether known or unknown, or whether accrued, actual, contingent, latent or otherwise) made or brought for the purpose of recovering any damages (including Damages) or royalties or obtaining any equitable relief or any other relief of any kind and any and all claims for reimbursement of legal fees, costs and disbursements.

1.25.	“Confidential Information” has the meaning set forth in Section 8.1 (Definition).
1.26.

“Control” or “Controlled” means, with respect to a Patent or any Know-How, the legal authority or right (whether by ownership, license or otherwise other than pursuant to this Agreement) of a Party or its Affiliates to grant a license or sublicense of or under such Patent or Know-How to the other Party without violating the terms of any agreement or other arrangement with any Third Party or violating any law or regulation.

1.27.

“Cover” or “Covered” means, with respect to a Product and an issued and unexpired Patent, that the making, using, selling, importing or other exploitation of such Product would, absent a license, literally infringe one or more Valid Claims of such Patent.

1.28.

“Damages” means damages of any kind or nature (including claims for an account of profits), past, present, or future, arising from any Claims based on acts or omissions occurring on or before the Effective Date in any jurisdiction in the world or available under any state, provincial, federal, or international law, or the law of any country (or any other act, action, administrative rule or procedure, legislation or regulation of any kind or description), including any actual, general, specific, direct, indirect, commercial, economic, consequential, incidental, special, punitive, exemplary, or treble damages, that can be obtained directly, indirectly, or by way of contribution or indemnity, under any theory of liability whatsoever, including but not limited to, any liability that is contributory, strict, contractual or tortious in character, whether at law or in equity. The term “Damages” will also include loss of revenue, loss of expected profits or expected savings, extradition of infringer’s profits, fines, monetary penalties, court costs, interest, pre-judgment and post-judgment interest, attorney’s fees, expert fees, and any other related costs or expenses. “Damages” will specifically include damages for unknown Claims that are based on acts or omissions occurring on or before the Effective Date that are unknown to the claiming party as of the Effective Date.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.29.	“Drisapersen” means [**].
1.30.	“Effective Date” has the meaning given in Section 13.15 (Effective Date).
1.31.	“Execution Date” has the meaning set forth in the preamble.
1.32.	“EMA” means the European Medicines Agency and any successor governmental authority having substantially the same function.
1.33.	“Enforcing Party” has the meaning set forth in Section 7.2 (Right to Enforce and Defend).
1.34.	“Eteplirsen” means [**].
1.35.	“European Union” means all members of the European Union as of the applicable date, but in all cases including the United Kingdom.
1.36.	“Exon 45 Skipping Product” means a Product in which Casimersen is the active pharmaceutical ingredient.
1.37.	“Exon 51 Skipping Product” means a Product in which Eteplirsen is the active pharmaceutical ingredient.
1.38.	“Exon 53 Skipping Product” means a Product in which Golodirsen is the active pharmaceutical ingredient.
1.39.	“Exon 51 European Approval Payment” has the meaning set forth in Section 4.1 (Development Milestone Payments).
1.40.	“FDA” means the United States Food and Drug Administration and any successor governmental authority having substantially the same function.
1.41.

“First Commercial Sale” means, with respect to a Royalty Bearing Product in a country, the first sale for end use or consumption of such Royalty Bearing Product in such country after all Regulatory Approvals legally required for such sale have been granted by the Regulatory Authority of such country.

1.42.

“First Commercial Sale Date” means, with respect to a Royalty Bearing Product in a country, the later of the (a) date of First Commercial Sale of such Royalty Bearing Product in such country, and (b) the Effective Date.

1.43.	“Follow-On Products” means, on a country-by-country basis, all Products other than Lead Products that are Covered by a Licensed Patent in the applicable country.
1.44.	“FTE” has the meaning set forth in Section 3.1 (Initial Transfer of Documentation).
1.45.	“FTE Rate” means [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.46.	“GAAP” means the generally accepted accounting principles in the United States, consistently applied.
1.47.

“Generic Product” for a given country means a pharmaceutical product that (a) is sold by a Person that is not Sarepta, or an Affiliate or Sublicensee of Sarepta, and that has not been granted authorization by Sarepta or any of its Affiliates or Sublicensees to make such sales, (b) contains the same active pharmaceutical ingredient(s) as are contained in a Royalty Bearing Product and (c) is approved by the applicable Regulatory Authority pursuant to an abbreviated approval process that relies, in whole or in part, on such Regulatory Authority’s previous grant of marketing authorization for a Royalty Bearing Product, or on the safety or efficacy data submitted in support of such marketing authorization.

1.48.	“Golodirsen” means [**].
1.49.	“Indemnifying Party” has the meaning set forth in Section 10.1 (Indemnification).
1.50.	“Indemnitees” has the meaning set forth in Section 10.1 (Indemnification).
1.51.

“Know-How” means all chemical or biological materials and other tangible materials, inventions, improvements, practices, discoveries, developments, data, information, technology, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical data and analytical and quality control data; provided, however, excluding in any event any published Patents (such that if at any time during the Term, the Person that Controls the relevant Know-How files a Patent application that covers the Know-How, such Know-How shall no longer be considered “Know-How” under this Agreement following the publication of such Patent application).

1.52.	“Lead Products” means, collectively, (a) Exon 45 Skipping Products, (b) Exon 51 Skipping Products, and (c) Exon 53 Skipping Products.
1.53.

“Leiden Agreement” means that certain Research and License Agreement, dated as of September 1, 2003, by and between Prosensa and AZL, acting under the name of Leiden University Medical Center, as amended.

1.54.	“Leiden Know-How” means the “LUMC Technology” as such term is defined in Section 1.12 of the Leiden Agreement.
1.55.	“Licensed IP” means Licensed Patents and Licensed Know-How.
1.56.	“Licensed Know-How” means the (a) BioMarin Know-How and (b) Leiden Know-How.
1.57.	“Licensed Patents” means all Patents in the Territory that are Controlled by BioMarin or its Affiliates as of the Effective Date and at any time during the Term

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

that are necessary or useful (or, with respect to patent applications, would be necessary or useful if such patent applications were to issue as patents) to research, develop, make, have made, use, sell, offer for sale, have sold, import or export any Product in the Territory, including all Patents listed in Schedule 1.57 (Licensed Patents) hereto, as such schedule may be amended from time to time by the Parties after the Effective Date.

1.58.	“Milestone Event” means any milestone event set forth in Section 4.1 (Development Milestone Payments) or Section 4.3 (Sales Milestone Payment) corresponding to a Milestone Payment.
1.59.	“Milestone Payment” means any milestone payment set forth in Section 4.1 (Development Milestone payments) or Section 4.3 (Sales Milestone Payment) corresponding to a Milestone Event.
1.60.	“Monetization Transaction” has the meaning set forth in Section 4.7 (Royalty Monetization).
1.61.

“Net Sales” means the aggregate gross invoiced sales prices from sales of all units of all Royalty Bearing Products sold by Sarepta, its Affiliates or its Sublicensees (each a “Selling Party”) to independent Third Parties after deducting, if not previously deducted, from the amount invoiced:

[**]

Such amounts will be determined from the books and records of the Selling Parties, maintained in accordance with GAAP.

In the case of any sale or other disposal for value, such as barter or counter-trade, of a Royalty Bearing Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales will be calculated as above on the value of the non-cash consideration received or, if higher, the fair market price of the Royalty Bearing Product in the country of sale or disposal, as determined in accordance with GAAP.

Notwithstanding the foregoing, the resale of Royalty Bearing Products by a wholesaler or distributor who purchases Royalty Bearing Products from Sarepta, or any Affiliate or Sublicensee of Sarepta, for resale and who does not pay a royalty or other consideration to Sarepta or such Affiliate or Sublicensee in connection with the resale of such Royalty Bearing Products will not be treated as a Net Sale by a Sublicensee (regardless of whether a Sublicense is granted to such wholesaler or distributor), provided that a royalty is being paid to BioMarin on the Net Sale to such wholesaler or distributor by Sarepta or any Affiliate or Sublicensee pursuant to Section 4.4 (Royalties).  In addition, any distribution of Royalty Bearing Products made in connection with clinical trials or for which the Selling Party does not receive consideration above its cost of goods, including distribution for compassionate use and product donations, will not be considered for the purpose of defining Net Sales under this Agreement, and no royalty will be due thereon.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

In the event that a Royalty Bearing Product is sold in the form of a combination product containing one or more active pharmaceutical ingredients in addition to such Royalty Bearing Product, Net Sales of such combination product will be adjusted by multiplying the actual Net Sales (as defined above) for such combination product by the fraction A/(A+B) where A is the average sale price of the Royalty Bearing Product when sold separately and B is the total of the average sale prices of the other active pharmaceutical ingredient(s) when sold separately, in each case, during the applicable Calendar Quarter in the country in which the sale of the combination product occurred, or if the sales of both the Royalty Bearing Product, on the one hand, and the other active pharmaceutical ingredient(s), on the other hand, did not occur in such country in such period, then in the most recent Calendar Quarter in which all such sales occurred.  Alternatively, in the event that such average sale prices cannot be determined for both the Royalty Bearing Product, on the one hand, and all other active pharmaceutical ingredient(s) included in the combination product, on the other hand, Net Sales will be adjusted [**].

1.62.	“New License Agreement” has the meaning set forth in Section 11.4.2 (Effect of Termination on Sublicensees).
1.63.	“Other Countries” means all countries in the Territory other than: (i) the United States, and (ii) all countries of the European Union.
1.64.	“Party” and “Parties” has the meaning set forth in the preamble.
1.65.

“Patents” means any and all (a) pending patent applications, including all provisional applications, priority applications, regular applications, international applications, continuations, continuations-in-part, additions, divisions, counterparts, amendments, and amalgamations; (b) issued patents, including all patents in the Territory issuing from the applications in clause (a), and any reissues and re-examinations thereof; (c) confirmation, importation and registration patents of any of the foregoing patents and patent applications in the Territory; and (d) extensions and renewals of any of the foregoing patents and patent applications in the Territory in whatever legal form and by whatever legal title they are granted.

1.66.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.67.	“PHSA” means the Public Health Services Act of 1944, as amended from time to time, and the regulations and guidelines promulgated thereunder.
1.68.	“PPC” has the meaning set forth in Section 6.1.1 (Patent Prosecution Committee).
1.69.

“Products” means any and all pharmaceutical products comprising as an active pharmaceutical ingredient an antisense oligonucleotide or modified form thereof that targets one or more exons of the dystrophin gene to induce exon skipping and is potentially useful for the treatment of muscular dystrophy, alone or in

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

combination with one or more other active pharmaceutical ingredients, in any and all forms, presentations, dosages and formulations.  For clarity, all Lead Products and all Follow-On Products are Products.

1.70.	“Prosensa” has the meaning set forth in the Recitals.
1.71.	“Recipient” has the meaning set forth in Section 8.2 (Obligations).
1.72.	“Record Retention Period” has the meaning set forth in Section 5.1.1 (Relevant Records).
1.73.

“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority obtained by Sarepta or its Affiliates or any of their Sublicensees that are necessary for the provision, marketing and sale of a Royalty Bearing Product in a country or group of countries (including all pricing and reimbursement approvals, if required for sale of a product in such country or group of countries). For clarity, a product will be deemed to have received “Regulatory Approval” in a country or group of countries upon receipt of all approvals, licenses, registrations or authorizations of any Regulatory Authority that are necessary for named patient sales or expanded access program sales of such product in such country or group of countries.

1.74.

“Regulatory Authority” means any applicable national, supra-national, regional, state or local regulatory authority involved in granting approvals for the development, manufacturing or commercialization of pharmaceutical products, including the FDA and the EMA.

1.75.

“Regulatory Documentation” means all (a) applications submitted to and in support of an actual or potential Regulatory Approval, any and all amendments thereto, and other filings with Regulatory Authorities, (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, and (c) clinical, non-clinical and other data contained or relied upon in any of the foregoing.

1.76.	“Residuals” has the meaning set forth in Section 8.5 (Residuals).
1.77.

“Royalty Bearing Product” means on a country-by-country and Product-by-Product basis, all (a) Lead Products, and (b) Follow-On Products. Notwithstanding the foregoing, upon BioMarin’s exercise of the BioMarin Co-Exclusive License Option, the term “Royalty Bearing Product” will have the meaning given to it in Section 2.4.2 (Co-Exclusive License).

1.78.

“Royalty Term” means, on a country-by-country and Royalty Bearing Product-by-Royalty Bearing Product basis, (a) with respect to all Royalty Bearing Products that are Lead Products, the period of time beginning on the First Commercial Sale Date

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

and ending: (i) on December 31, 2023 in the United States, (ii) on September 30, 2024 in the European Union, and (iii) in Other Countries, on the earlier of (A) the date there are no Licensed Patents claiming priority to [**], in the applicable country or (B) September 30, 2024, and (b) with respect to all Royalty Bearing Products that are Follow-On Products, the period of time beginning on the First Commercial Sale Date and ending upon the date the relevant Follow-On Product is no longer Covered by a Licensed Patent in the applicable country. Notwithstanding the foregoing, upon BioMarin’s exercise of the BioMarin Co-Exclusive License Option, the term “Royalty Term” will have the meaning given to it in Section 2.4.2 (Co-Exclusive License).

1.79.	“Sarepta License” has the meaning set forth in Section 2.1 (License Grant to Sarepta).
1.80.	“Sublicense” has the meaning set forth in Section 2.2 (Right to Sublicense).
1.81.	“Sublicensee” means any entity to whom Sarepta or its Affiliates has granted a Sublicense under this Agreement.
1.82.	“Settlement Agreement” has the meaning set forth in the Recitals.
1.83.

“Target Exon” means any one or more nucleotides between and including the splice-donor site and splice-acceptor site of a given exon of the pre-mRNA of the human dystrophin gene, the skipping of which exon is induced by a Product. For example, the Target Exon of Casimersen is exon 45, the Target Exon of Eteplirsen is exon 51, and the Target Exon of Golodirsen is exon 53.

1.84.	“Term” has the meaning set forth in Section 11.1 (Term).
1.85.	“Territory” means worldwide.
1.86.	“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.87.

“Third Party Claim” means any Claim by, or written notice provided by, a Third Party that alleges that the development, manufacture or commercialization of a Royalty Bearing Product by or on behalf of Sarepta results in any actual, perceived or threatened direct, contributory or induced infringement or misappropriation of a Patent or any Know-How owned or controlled by such Third Party or its Affiliates.

1.88.	“Third Party Infringement Action” has the meaning set forth in Section 7.1 (Notification).
1.89.	“Third Party License” has the meaning set forth in Section 4.4.3 (Third Party License Offset).
1.90.	“Third Party Royalties” means collectively (a) royalty or profit share payments calculated as a percentage of Sarepta’s or its Affiliates’ or any of their Sublicensee’s

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

sales or profits, (b) upfront license fees, (c) annual license fees, (d) event-based milestones or (e) other amounts, in each case ((a)-(e)) that Sarepta or its Affiliates are required to pay under a Third Party License.

1.91.	“Transferred Know-How” has the meaning set forth in Section 3.1 (Transfer of Documentation).
1.92.	“UWA” has the meaning set forth in the Recitals.
1.93.

“Valid Claim” means a claim of an issued and unexpired Patent, which claim has not been withdrawn, cancelled, refused, abandoned, disclaimed, revoked or held unenforceable or invalid by an unappealable decision of a court or other governmental agency of competent jurisdiction, or has not been appealed within the time allowed for appeal.

2.	LICENSE GRANT
2.1.

License Grant to Sarepta.  BioMarin hereby grants to Sarepta a license with the right to grant Sublicenses (as provided in Section 2.2 (Right to Sublicense)) under the Licensed IP to research, develop, make, have made, use, sell, offer for sale, have sold, import and export Products, or otherwise practice and exploit the Licensed IP, in the Territory in all fields of use and for all purposes during the Term (the “Sarepta License”), which license is (a) non-exclusive, with respect to the Licensed Know-How and (b) exclusive, with respect to all Licensed Patents.  Subject to Section 2.4 (BioMarin Co-Exclusive License Option), the foregoing license under clause 2.1(b) is exclusive even as to BioMarin. For clarity, pursuant to the Sarepta License, Sarepta may use the Licensed Know-How for any purpose relating to Products, including in regulatory submissions relating to Products.

2.2.

Right to Sublicense.  Sarepta will have the right to grant sublicenses of any and all of the rights licensed to Sarepta under this Agreement (each, a “Sublicense”) through multiple tiers, only to: (i) any Third Party collaboration partner, regional licensee, manufacturer, and distributor, provided that (a) such Sublicenses are consistent with the terms and conditions of this Agreement and (b) such Sublicenses are limited to Products with respect to which Sarepta controls the worldwide commercial rights (except as Sarepta may have licensed to Third Parties), (ii) any Third Party set forth on Schedule 2.2 [**] or (iii)  any Third Party set forth on Schedule 2.2 [**]. Sarepta will be responsible for enforcing each Sublicensee’s obligations that relate to this Agreement under each Sublicense, including any applicable obligations pursuant to Section 4.4.3 (Third Party License Offset) and Section 7.3 (Defense Cost Sharing).

2.3.

Affiliates.  Sarepta may exercise its rights and perform its obligations under this Agreement directly or through one or more of its Affiliates.  Sarepta’s Affiliates will have the benefit of all rights (including all licenses) of Sarepta under this Agreement.  Accordingly, in this Agreement “Sarepta” will be interpreted to mean

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Sarepta or its Affiliates” where necessary to give Sarepta’s Affiliates the benefit of the rights provided to Sarepta in this Agreement including, without limitation, the license granted pursuant to Section 2.1 (License Grant to Sarepta) hereof; provided, however, that in any event Sarepta will remain responsible hereunder for the acts and omissions, including financial liabilities, of its Affiliates.

2.4.	BioMarin Co-Exclusive License Option.
2.4.1.

Exercise of Co-Exclusive License Option. During the Term, BioMarin will have the option to convert clause (b) of the Sarepta License into a co-exclusive license (with BioMarin) as described in Section 2.4.2  (Co-Exclusive License) (the “BioMarin Co-Exclusive License Option”).  BioMarin may exercise the BioMarin Co-Exclusive License Option at any time during the Term by providing 60 days’ prior notice thereof to Sarepta (the “BioMarin Option Notice”).

2.4.2.

Co-Exclusive License. From and after the date on which the BioMarin Option Notice is effective, (a) the Sarepta License under Section 2.1(b) (License Grant to Sarepta) will be limited by and subject to BioMarin’s reservation of the co-exclusive right (co-exclusive with Sarepta) to practice and exploit the Licensed IP in the Territory in all fields of use during the remainder of the Term, subject to the terms of this Agreement, (b) the royalties payable to BioMarin on Net Sales of Royalty Bearing Products will be reduced as set forth in Section 4.4.1 (Royalty Rates), and (c) the definitions of “Royalty Bearing Product” in Section 1.77 (Royalty Bearing Product) and “Royalty Term” in Section 1.78 (Royalty Term) will be automatically replaced by the following definitions, respectively, for all purposes of this Agreement:

“Royalty Bearing Product” means, on a country-by-country and Product-by-Product basis, all (i) Lead Products and (ii) Follow-On Products that are in each case ((i) and (ii)) Covered by a Licensed Patent in the applicable country.

“Royalty Term” means, on a country-by-country and Royalty Bearing Product-by-Royalty Bearing Product basis, the period of time beginning on the First Commercial Sale Date and ending on the earlier of (i) the date the relevant Royalty-Bearing Product is no longer Covered by a Licensed Patent in the applicable country or (ii) December 31, 2023 in the United States and September 30, 2024 in all other countries in the Territory.

2.4.3.

BioMarin Right to License. From and after the date on which the BioMarin Option Notice is effective, BioMarin may grant licenses under the Licensed IP, through multiple tiers, only to any Third Party collaboration partner, regional licensee, manufacturer or distributor, provided that (a) such licenses are consistent with the terms and conditions of this Agreement, and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b) such licenses are limited to Products for which BioMarin retains the exclusive right to directly commercialize in the United States and the European Union.
2.5.

No Additional Rights.  Nothing in this Agreement will be construed to confer any rights upon either Party by implication, estoppel, or otherwise as to any active pharmaceutical ingredients, compounds, products, technology, know-how, copyright, trade secret, or Patent of the other Party or its Affiliates other than the rights under the Licensed IP expressly granted herein.

2.6.

Diligence Disclaimer. Notwithstanding anything to the contrary in this Agreement, Sarepta will not have any, and Sarepta hereby disclaims any and all, diligence obligations, either express or implied, in connection with Products or the grant of licenses and rights under this Agreement. Without limitation, Sarepta will have no obligation to use any efforts to develop, market, commercialize or otherwise exploit Products.

3.	TRANSFER OF KNOW-HOW
3.1.

Initial Transfer of Documentation.  Within a reasonable period of time not to exceed 10 Business Days following the Effective Date, BioMarin will provide Sarepta with electronic embodiments (or tangible embodiments, if electronic embodiments are not available) of true, complete and correct copies of all Licensed Know-How listed in Schedule 3.1 (Transferred Know-How) in a reasonable format agreed upon by the Parties (including by download of digital files to a secure website or e-room designated and controlled by Sarepta) (such Know-How, the “Transferred Know-How”).  During the period ending [**] days after the Effective Date of this Agreement, BioMarin will provide a full-time equivalent employee (“FTE”) having sufficient technical knowledge and capabilities to support the transfer of the Transferred Know-How at BioMarin’s cost and expense for up to [**] hours.  To the extent that Sarepta requests more than [**] hours of FTE support during the period starting [**] days after the Effective Date of this Agreement and ending [**] days after the Effective Date, Sarepta will, within [**] days following the receipt of an applicable invoice from BioMarin, pay to BioMarin an amount equal to the FTE Hourly Rate multiplied by the sum of the documented number of hours (in excess of [**] hours) of FTE work done to provide the Transferred Know-How to Sarepta. Except as provided in the foregoing sentence, BioMarin will be responsible for all expenses incurred by BioMarin in providing the Transferred Know-How to Sarepta.

4.	PAYMENT TERMS
4.1.	Upfront Payment. Within 10 Business Days following the Effective Date, Sarepta will pay BioMarin a non-refundable, non-creditable initial payment of fifteen million U.S. Dollars ($15,000,000).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.2.

Development Milestone Payments. Subject to the terms and conditions of this Agreement and commencing upon the Effective Date, Sarepta will pay to BioMarin the Milestone Payments set forth in this Section 4.2 (Development Milestone Payments) for Royalty Bearing Products, whether the corresponding Milestone Event is achieved by Sarepta or its Affiliates or any of their Sublicensees.  Each Milestone Payment set forth in this Section 4.2 (Development Milestone Payments) is payable with respect to each Royalty Bearing Product targeting a different Target Exon but only once with respect to all Royalty Bearing Products that target the same Target Exon, and the total payments payable under this Section 4.2 (Development Milestone payments) will in no event exceed US $20,000,000 per Target Exon, irrespective of whether the applicable Milestone Event(s) is achieved by Sarepta, its Affiliates or any of their Sublicensees. Sarepta will notify BioMarin promptly following the achievement of each Milestone Event described in this Section 4.2 (Development Milestone Payments) and will pay the associated Milestone Payment within 30 days following achievement of such Milestone Event. Notwithstanding the foregoing, the Regulatory Approval of any Lead Product (a) by the FDA after December 31, 2023 or (b) by the EMA after September 30, 2024 will in each case ((a) and (b)) be deemed to not be a Development Milestone Event, regardless of whether such Regulatory Approval would otherwise qualify as a Development Milestone Event under this Section 4.2 (Development Milestone Payments). For clarity, the Exon 51 European Approval Payment is payable only once.

Development Milestone Event	Milestone Payment
Regulatory Approval by the EMA of the first Exon 51 Skipping Product	US $10,000,000 (the “Exon 51 European Approval Payment”)
Regulatory Approval by the FDA of the first Royalty Bearing Product (other than Exon 51 Skipping Product) with respect to each Target Exon	US $10,000,000
Regulatory Approval by the EMA of the first Royalty Bearing Product (other than Exon 51 Skipping Product) with respect to each Target Exon	US $10,000,000

4.3.

Sales Milestone Payment. Subject to the terms and conditions of this Agreement and commencing upon the Effective Date, Sarepta will pay to BioMarin the Milestone Payment set forth in this Section 4.3 (Sales Milestone Payment) for Royalty Bearing Products, whether the corresponding Milestone Event is achieved by Sarepta or its Affiliates or any of their Sublicensees. The Milestone Payment set forth in this Section 4.3 (Sales Milestone Payment) is payable only once,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

irrespective of whether the applicable Milestone Event is achieved by Sarepta, its Affiliates or any of their Sublicensees.  Sarepta will notify BioMarin promptly following the achievement of the Milestone Event described in this Section 4.3 (Sales Milestone Payment) and will pay the associated Milestone Payment within 30 days following the achievement of the Milestone Event. Notwithstanding the foregoing, on a Royalty Bearing Product-by-Royalty Bearing Product and country-by-country basis, the Net Sales of any Royalty Bearing Product in any country following the expiration of the Royalty Term for such Royalty Bearing Product in such country will be excluded from the calculation of “aggregate Net Sales” for the purpose of determining the Sales Milestone Event under this Section 4.3 (Sales Milestone Payment).

Sales Milestone Event	Milestone Payment
First Calendar Year in which aggregate Net Sales of Royalty Bearing Products exceed US $650,000,000 in the Territory	US $15,000,000

4.4.	Royalties.
4.4.1.

Royalty Rates.  Subject to the terms and conditions of this Agreement and commencing upon the beginning of the first Calendar Quarter, Sarepta will pay to BioMarin, on a Royalty Bearing Product-by-Royalty Bearing Product and country-by-country basis, royalties on the Net Sales of Royalty Bearing Products during the applicable Royalty Term as set forth below:

If the BioMarin Co-Exclusive License Option has not been exercised:	Royalty Rate
(a) Net Sales of a Royalty Bearing Product in the United States in a Calendar Quarter prior to the BioMarin Option Quarter	5%
(b) Net Sales of a Royalty Bearing Product outside the United States in a Calendar Quarter prior to the BioMarin Option Quarter	8%
If the BioMarin Co-Exclusive License Option has been exercised or upon the occurrence of the conditions set forth in Section 4.4.3 (Third Party License Offset) or Section 7.3 (Defense Cost Sharing):	Royalty Rate

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c) Net Sales of a Royalty Bearing Product in the United States in a Calendar Quarter during and after the BioMarin Option Quarter	4%
(d) Net Sales of a Royalty Bearing Product outside the United States in a Calendar Quarter during and after the BioMarin Option Quarter	5%

If the manufacture, use, performance or sale of any Royalty Bearing Product is Covered by more than one Valid Claim or Patent of the Licensed Patents, multiple royalties will not be due as a result of being so covered. Following the expiration of the applicable Royalty Term in a country in the Territory with respect to a Royalty Bearing Product (but not following an earlier termination of this Agreement), the Sarepta License with respect to such Royalty Bearing Product in such country will be fully-paid, irrevocable, perpetual and royalty-free, on a Royalty Bearing Product-by-Royalty Bearing Product and country-by-country basis.

4.4.2.

Royalty Adjustments for Generic Products.  On a Royalty Bearing Product-by-Royalty Bearing Product and country-by-country basis, the royalty payments owed with respect to a Royalty Bearing Product in a country in the Territory pursuant to Section 4.4 (Royalties) will be reduced by [**]% of the amounts otherwise payable pursuant to Section 4.4.1 (Royalty Rates) commencing in the Calendar Quarter during which one or more Generic Products with respect to such Royalty Bearing Product has captured in aggregate [**]% of the market for such Royalty Bearing Product and continuing for [**].

4.4.3.	Third Party License Offset.
(a)

Sarepta Cross-License Request. If (i) Sarepta or any of its Affiliates or Sublicensees considers it necessary, on advice of counsel, to obtain a license under or acquire rights to intellectual property controlled by any Third Party [**] (any such license, a “Third Party License”) and (ii) such Third Party [**], then Sarepta may, in its sole discretion, request BioMarin to license the Licensed Patents to such Third Party under the terms set forth in Section 4.4.3(b) (BioMarin Cross-License).

(b)

BioMarin Cross-License. If BioMarin licenses the Licensed Patents to a Third Party following Sarepta’s request pursuant to Section 4.4.3(a) (Sarepta Cross-License Request) or Section 7.3 (Defense Cost Sharing), then (i) all such Third Party’s products [**] will be subject to [**], respectively, and such Third Party products will be subject to [**] of this Agreement under [**], as applicable

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

[**], (ii) the terms and conditions of such license agreement will be consistent with the terms and conditions of this Agreement including, without limitation, Section 2 (License Grant), Section 4 (Payment Terms) (other than Section 4.4.3 (Third Party License Offset), [**], which sections shall not be included in any such license agreement), Section 5 (Records; Audit Rights), Section 8 (Confidentiality), Section 9 (Representations, Warranties and Covenants), Section 10 (Indemnification; Limitation of Liability), Section 11 (Term; Termination), Section 12.1.1 (Use of Names) and Section 13 (General Provisions), and be subject to Sarepta’s prior written approval, which shall not be unreasonably withheld or delayed, (iii) BioMarin will only enter into such license agreement simultaneously with Sarepta’s entry into the Third Party License, (iv) BioMarin will cooperate in good faith to facilitate a comprehensive settlement with such Third Party including providing Sarepta drafts of the proposed license agreement and the opportunity to participate in negotiations with such Third Party, and (v) upon BioMarin’s entry into such license agreement, the royalty rates under this Agreement will be [**].

(c)

Royalty Offset. If, within [**] following the applicable Sarepta request under Section 4.4.3(a) (Sarepta Cross-License Request), BioMarin does not offer to license the Licensed Patents to such Third Party under the terms set forth in Section 4.4.3(b) (BioMarin Cross-License) and subsequently negotiate a license agreement with such Third Party in good faith in accordance with Section 4.4.3(b) (BioMarin Cross-License) for at least [**] following such offer to license or such shorter period as Sarepta may direct, then Sarepta may deduct [**]% of the amount of Third Party Royalties actually paid by Sarepta or its Affiliates to such Third Party with respect to any Royalty Bearing Product from amounts payable to BioMarin under Section 4.4 (Royalties) of this Agreement with respect to such Royalty Bearing Product; provided that, in no event will payments to BioMarin be reduced pursuant to this Section 4.4.3 (Third Party License Offset) by more than [**]% of the payments that would otherwise be payable pursuant to Section 4.4 (Royalties).

4.4.4.

Royalty Holiday for Managed Access Programs.  Notwithstanding anything to the contrary in this Agreement, any and all consideration received by Sarepta, its Affiliates or Sublicensees prior to [**] in connection with the sale of any Royalty Bearing Product under compassionate use programs, patient access programs, managed access programs, expanded access or similar programs, “named patient sales,” or use under the ATU system in France, or other equivalent systems or programs, will be excluded from the determination of Net Sales for the purpose of calculating royalty payments under this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.4.5.

Reports; Payment of Royalty.  No sooner than 35 days following the end of each Calendar Quarter until the completion of the final Royalty Term, and within 45 days following the end of each such Calendar Quarter, Sarepta will (a) provide BioMarin with  a report (a “Royalty Report”) that includes reasonably detailed information regarding a total monthly sales calculation on a country-by-country basis of gross sales of Royalty Bearing Products, Net Sales of Royalty Bearing Products (detailing all deductions) and all royalties payable for the applicable Calendar Quarter (including any foreign exchange rates used), and (b) pay BioMarin the royalties payable for the applicable Calendar Quarter.

4.4.6.

Late Payments.  Any late payments will bear interest, accruing and compounding daily from the date such payment is due, at the lower rate of (a) [**] and (b) the highest rate permitted under Applicable Law.

4.5.	Payment Method.
4.5.1.

Currency.  With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due for royalties under Section 4.4.1 (Royalty Rates) will be expressed in U.S. dollars.  With respect to Net Sales invoiced in a currency other than U.S. dollars, payments will be calculated based on amounts converted to U.S. dollars using currency exchange rates for the Calendar Quarter for which remittance is made for such royalties.  Conversion of Net Sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with Sarepta’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

4.5.2.

Method of Payment.  All payments due hereunder will be made by wire transfer in U.S. Dollars to the credit of such bank account as may be designated by BioMarin in writing to Sarepta.  Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

4.6.

Taxes. The Parties shall execute such appropriate documentation as may be necessary to minimize or eliminate any tax withholdings. Notwithstanding such efforts, if Sarepta concludes that tax withholdings under the Applicable Law of any country are required with respect to payments to BioMarin, then Sarepta will first notify BioMarin and provide BioMarin with 20 days to determine whether there are actions BioMarin can undertake to avoid such withholding. During this notice period, Sarepta will refrain from making such payment until BioMarin instructs Sarepta that (a) BioMarin intends to take actions (satisfactory to both Parties) that will obviate the need for such withholding, in which case Sarepta will make such payment only after it is instructed to do so by BioMarin or (b) Sarepta should make such payment and withhold the required amount and pay it to the appropriate

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

governmental authority. In such case, Sarepta will promptly provide BioMarin with copies of receipts or other evidence reasonably required and sufficient to allow BioMarin to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other Applicable Law, in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment. The Parties will cooperate to minimize such taxes in accordance with Applicable Laws, including using reasonable efforts to access the benefits of any applicable treaties. Notwithstanding the foregoing, if, as a result of (y) the assignment of this Agreement by Sarepta to an Affiliate or a Third Party outside of the United States or (z) the exercise by Sarepta of its rights under this Agreement through an Affiliate or Third Party outside of the United States (or the direct exercise of such rights by an Affiliate of Sarepta outside of the United States), foreign withholding tax in excess of the foreign withholding tax amount that would have been payable in the absence of such assignment or exercise of rights becomes payable with respect to amounts due to BioMarin hereunder, then such amount due to BioMarin will be increased so that the amount actually paid to BioMarin equals the amount that would have been payable to BioMarin in the absence of such excess withholding (after withholding of the excess withholding tax and any additional withholding tax on such increased amount).

4.7.	Royalty Monetization. [**].
4.8.	Leiden Agreement Renegotiation. [**].
5.	RECORDS; AUDIT RIGHTS
5.1.	Relevant Records.
5.1.1.

Relevant Records.  Sarepta will keep, and will cause each of its Affiliates and Sublicensees, as applicable, to keep, accurate books and records of accounting for the purpose of calculating all payments due to BioMarin under Section 4 (Payment Terms) (such books and records, collectively the “Relevant Records”).  For the three years following the end of the Calendar Year to which each will pertain (“Record Retention Period”), such Relevant Records will be kept by Sarepta or such Affiliate or Sublicensee at each of their principal place of business.

5.1.2.

Audit of Sarepta and its Affiliates.  During the Record Retention Period, BioMarin will have the right, at its expense, to cause an independent, certified public accountant chosen by BioMarin and reasonably acceptable to Sarepta to inspect such records of Sarepta and its Affiliates during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Sarepta compliance with the terms hereof.  Such accountant or other auditor, as applicable, will not

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

disclose to BioMarin any information other than information relating to the accuracy of reports and payments delivered under this Agreement.  The Parties will reconcile any underpayment or overpayment within 30 days after the accountant delivers the results of the audit.  If any audit performed under this Section 5.1.2 (Audit of Sarepta and its Affiliates) reveals an underpayment in excess of [**] percent ([**]%) in any Calendar Year, Sarepta will reimburse BioMarin for all amounts incurred in connection with such audit.  BioMarin may exercise its rights under this Section 5.1.2 (Audit of Sarepta and its Affiliates) only once per Calendar Year per audited entity, only once with respect to any Calendar Year and only with reasonable prior written notice, and in no event with fewer than seven days prior notice, to the audited entity.

5.1.3.

Audit of Sublicensees.  During the Record Retention Period, BioMarin will have the right, at its expense, to require Sarepta to make available to an independent, certified public accountant chosen by BioMarin and reasonably acceptable to Sarepta, during normal business hours, such information as Sarepta has in its possession with respect to reports and payments from Sublicensees for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement.  If such information as Sarepta has in its possession is not sufficient for such purposes, BioMarin will have the right, at its expense, to cause Sarepta to exercise its right under a Sublicense to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) chosen by BioMarin and reasonably acceptable to Sarepta to inspect such records of Sublicensee during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement.  Such accountant or other auditor, as applicable, will not disclose to BioMarin any information other than information relating to the accuracy of reports and payments delivered under this Agreement and then only to the extent such accountant or other auditor may disclose such information to Sarepta under the terms of the relevant Sublicense.  If Sarepta does not have the right to conduct an audit of such Sublicensee for the relevant Calendar Year, Sarepta and BioMarin will meet and use reasonable efforts to agree on an appropriate course of action.  The Parties will reconcile any underpayment or overpayment within 30 days after the accountant delivers the results of the audit.  If any audit performed under this Section 5.1.3 (Audit of Sublicensees) reveals an underpayment to BioMarin in excess of [**] percent ([**]%) in any Calendar Year, Sarepta will reimburse BioMarin for all amounts incurred in connection with such audit.  BioMarin may exercise its rights under this Section 5.1.3 (Audit of Sublicensees) only once per Calendar Year per Sublicensee, only once with respect to any Calendar Quarter and only with reasonable prior written notice, and in no event with fewer than seven days prior notice, to Sarepta and any audited Sublicensee.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.1.4.

Confidential Treatment.  All information subject to review under Section 5 (Records; Audit Rights) will be deemed Sarepta’s Confidential Information and will be treated in accordance with the confidentiality provisions of Section 8 (Confidentiality).  BioMarin will cause its applicable auditors and accountants to enter into a reasonably acceptable confidentiality agreement with Sarepta and its Affiliates or Sublicensees, as applicable, prior to any review under Section 5 (Records; Audit Rights), which confidentiality agreement will obligate such auditor or accountant to retain all such information in confidence pursuant to terms that are at least as restrictive as the confidentiality and non-use obligations under this Agreement.

6.	INTELLECTUAL PROPERTY ownership and prosecution
6.1.	Patent Prosecution and Maintenance of Licensed Patents.
6.1.1.

Patent Prosecution Committee. The Parties will establish a patent prosecution committee (“PPC”) comprised of at least two representatives from Sarepta and at least two representatives from BioMarin. The PPC will oversee, review and inform decisions relating to the preparation, filing, prosecution and maintenance of the Licensed Patents. Each Party may replace its representatives to the PPC at any time upon written notice to the other Party. Unless otherwise agreed to by the Parties, the PPC will meet each Calendar Quarter during the Term to discuss patent strategy for Licensed Patents, and to review and discuss upcoming substantive communications, responses or proposed filings with patent offices and other government authorities related to the Licensed Patents and the content and positions to be taken in such communications, responses or proposed filings. The PPC will meet in-person or by teleconference.  Each Party has the right, but not the obligation, to invite outside patent counsel to attend a PPC meeting upon providing prior written notice to the other Party. Each Party will be responsible for all of its own expenses of participating in PPC meetings, including travel costs. [**]. The Parties will agree on the minutes of each meeting promptly, but in no event later than the next meeting of the PPC.  Without limiting BioMarin’s obligations under Section 8 (Confidentiality), BioMarin will not, and will ensure that its representatives on the PPC and its outside patent counsel do not, disclose any Sarepta Confidential Information that Sarepta provides to the PPC to any Person other than a Sarepta or BioMarin representative on the PPC, including to any employees, agents, contractors, representatives, directors and advisors of BioMarin and AZL who are not BioMarin representatives on the PPC, without the prior written consent of Sarepta. BioMarin will use all reasonable measures to protect such Sarepta Confidential Information from such unauthorized disclosure, including by securing paper and electronic files that include such Sarepta Confidential Information in a manner that

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

makes such Sarepta Confidential Information inaccessible to Persons not authorized to access such information.
6.1.2.

Patent Prosecution. BioMarin will, taking into consideration the recommendations of the PPC and Section 6.1.3 (Prosecution Dispute Escalation), prepare, file, prosecute (including in connection with any post-grant proceedings, such as reissues, reexaminations and the like) and maintain (or abandon) the Licensed Patents at BioMarin’s cost, using counsel that is reasonably acceptable to Sarepta. BioMarin will consult and reasonably cooperate with Sarepta or the PPC (as appropriate) with respect to the preparation, filing, prosecution and maintenance of its Licensed Patents, including: (a) allowing Sarepta through its representatives on the PPC a reasonable opportunity and reasonable time to review and comment regarding drafts of substantive communications, responses or proposed filings by BioMarin before any such communications, responses or filings are submitted to any relevant patent office or governmental authority, (b) taking into consideration the comments offered by Sarepta through its representatives on the PPC in any such communications, responses or filings submitted by BioMarin to any relevant patent office or governmental authority, (c) promptly informing Sarepta and the PPC in writing of BioMarin’s disagreement with any such Sarepta comment, if applicable, prior to submitting any such communication, response or filing to any relevant patent office or governmental authority, and (d) resolving any such disagreement in the manner set forth in Section 6.1.3 (Prosecution Dispute Escalation) prior to submitting any such communication, response or filing to any relevant patent office or governmental authority. BioMarin shall notify Sarepta in writing at least 10 Business Days prior to the deadline for submitting any filing with respect to any Licensed Patent to the relevant patent office or governmental authority if BioMarin intends to not implement any recommendation of Sarepta or its representatives on the PPC into the relevant filing. If BioMarin informs Sarepta or its representatives on the PPC that it intends not to implement any recommendation of Sarepta or its representatives on the PPC or if BioMarin does not promptly respond to any Sarepta comment on any draft communication, response or filing reasonably in advance of the relevant submission deadline, then, in either case, Sarepta may refer the matter for resolution in accordance with Section 6.1.3 (Prosecution Dispute Escalation), in which case the Parties will pursue the dispute resolution process set forth in Section 6.1.3 (Prosecution Dispute Escalation) prior to the submission of the applicable communication, response or filing to the relevant patent office or governmental authority.

6.1.3.

Prosecution Dispute Escalation. In the event that the Parties through the PPC disagree with respect to any comment offered in good faith by Sarepta regarding a draft material substantive communication, response or proposed filing by BioMarin under Section 6.1.2 (Patent Prosecution) with respect to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

a Licensed Patent, then, before any such communication, response or filing is submitted to any relevant patent office or governmental authority, the Parties will refer the matter to the General Counsels of both Parties for resolution prior to the deadline for the relevant communication, response or proposed filing. If the matter is not resolved by the General Counsels prior to such deadline, then:

(a)	BioMarin will have the right to make the final decision regarding such communication, response or filing after considering Sarepta’s comments in good faith, and
(b)

if such communication, response or filing does not reflect such Sarepta comments then, notwithstanding anything to the contrary in this Agreement or in the Settlement Agreement, if Sarepta brings a Patent Challenge (as defined in the Settlement Agreement) with respect to such Licensed Patent in the country to which such comments pertain, then BioMarin may terminate this Agreement and the Settlement Agreement only with respect to such Licensed Patent in such country (or the entire European Union for a challenge in any country in the European Union) and only with respect to the Follow-On Products (and not any Lead Product).

6.1.4.

Step-in Right. If BioMarin elects to cease prosecution of the Licensed Patents in a country in the Territory in a manner that would prevent the opportunity to obtain an issued Licensed Patent or additional issued Licensed Patents, as the case may be, in such country, then BioMarin will provide Sarepta with written notice as soon as reasonably practicable, but not less than 30 days before any action is required, upon the decision to cease prosecution of such Patent, in which case BioMarin or its Affiliates will permit Sarepta, in Sarepta’s sole discretion, to file or continue prosecution of any such Licensed Patent in such country at Sarepta’s sole expense. If BioMarin elects not to maintain any issued Patent within the Licensed Patents, then BioMarin or its Affiliates will permit Sarepta, in Sarepta’s sole discretion, to maintain any such issued Patent within the Licensed Patents in such country at Sarepta’s sole expense.

6.2.

EU Unitary Patent System.  Sarepta and its Affiliates will have the exclusive right to remain in or opt-out of the EU Unitary Patent System for the Licensed Patents, and BioMarin will take no actions inconsistent with such determination and cooperate with Sarepta in support of it exercising its rights hereunder.  Without limiting the generality of the foregoing, if Sarepta or its Affiliates opt out of the EU Unitary Patent System with respect to a Licensed Patent prior to the final due date for doing so, then BioMarin will not initiate any action under the EU Unitary Patent System without Sarepta’s prior written approval, in Sarepta’s sole discretion.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.3.

Regulatory Filings; Orange Book Listings.  Sarepta will have the sole discretion to determine whether to list or de-list a Licensed Patent in the FDA’s Orange Book or its foreign equivalents with respect to a Product, as required or allowed under Applicable Law.  To the extent that Sarepta elects to list a Licensed Patent in the Orange Book and foreign equivalents with respect to a Product, it will have the sole right make all filings with Regulatory Authorities in the Territory with respect to the Licensed Patents.  At Sarepta’s expense, BioMarin will cooperate with Sarepta’s reasonable requests in connection therewith, to the extent required or permitted under Applicable Law. Upon Sarepta listing a Licensed Patent in the Orange Book or foreign equivalent with respect to a Product pursuant to this Section 6.3 (Regulatory Filings; Orange Book Listings), BioMarin agrees to notify AZL of its notification obligations pursuant to Section 7.7 (Generic Challenge) and request AZL to cooperate with it in fulfilling its obligations.

6.4.

Patent Coverage Disputes. The Parties will first attempt to resolve any and all disputes between the Parties relating to whether or not a Product of Sarepta (other than a Lead Product in the United States or in the European Union prior to BioMarin’s exercise of the BioMarin Co-Exclusive License Option) is a Royalty Bearing Product (a “Patent Coverage Dispute”) informally through good faith negotiation between the Parties following either Party’s provision of written notice that such Patent Coverage Dispute exists.  In the event that Christopher Verni, Vice President, Chief Intellectual Property Counsel, on behalf of Sarepta, and Luisa Bigornia, Vice President, Intellectual Property, on behalf of BioMarin, or their respective successors are unable to resolve such Patent Coverage Dispute within 60 days following the provision of such notice, such Patent Coverage Dispute will be resolved through binding arbitration as set forth in this Section 6.4 (Patent Coverage Disputes).  The arbitration will be initiated and conducted according to the Commercial Arbitration Rules of the American Arbitration Association and the Supplementary Procedures for Large, Complex Disputes (the “Arbitration Rules”).  The arbitration will be conducted in Boston, Massachusetts before a panel of three arbiters selected as follows: each Party would appoint one arbiter and the two Party-appointed arbiters would mutually select a third arbiter.  All arbiters will be experienced United States patent lawyers practicing in the bio-pharmaceutical industry with significant arbitration experience and experience with patent matters involving RNA-targeted therapeutics.  The arbitrators will follow Massachusetts law in adjudicating such dispute.  The Parties agree that the arbitrators’ authority will extend solely to resolving such Patent Coverage Dispute, and not to any other matter.  The arbitrators will provide a detailed written statement of decision, which may be enforced in any court of competent jurisdiction.  The cost of such arbitration will be borne by the unsuccessful Party in such arbitration, including without limitation the costs and expenses of the prevailing Party (including reasonable attorney’s fees).  Such arbitration and such results will be the Confidential Information of both Parties.  The Parties agree that the Licensed Patents may not be asserted or defended, or their validity challenged in a court of law unless and until the arbitrators provide the written statement of the decision.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.5.

Bankruptcy.  All rights and licenses granted to Sarepta pursuant to this Agreement are licenses of rights to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code (the “Bankruptcy Code”)).  Each Party will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against BioMarin or any of its Affiliates (collectively, the “Bankrupt Party”) under the Bankruptcy Code or analogous provisions of Applicable Law outside the United States, Sarepta, as a licensee under the Bankrupt Party’s intellectual property, will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in Sarepta’s possession, will be promptly delivered to it upon Sarepta’s request therefor.

7.	enforcement AND DEFENSE of the licensed patents
7.1.

Notification. BioMarin will promptly notify Sarepta in writing of its becoming aware of any actual, perceived, or threatened (a) act of direct, contributory or induced infringement or misappropriation of the Licensed Patents and Licensed Know-How, whether or not defendable, or other violation of the Licensed Patents or Licensed Know-How for which a Claim could be brought, a suit could be filed or other legal action could be taken (collectively, “Third Party Infringement Action”); or (b) challenge to the validity, scope, ownership or enforceability of any Licensed Patent or Licensed Know-How, including any declaratory judgment action, revocation action, opposition proceeding, nullity action, interference, derivation action, inter partes review, post-grant review and the like, by a Third Party against or with respect to any Licensed Patents or Licensed Know-How (collectively, “Challenge Action”).

7.2.

Right to Enforce and Defend.  Except as otherwise provided in this Section 7 (Enforcement and Defense of the Licensed Patents), as between the Parties, Sarepta will have the first right, but not the obligation, to institute a Third Party Infringement Action or Challenge Action, and any such Third Party Infringement Action or Challenge Action initiated by Sarepta will be at Sarepta’s expense, subject to Section 7.3 (Defense Cost Sharing).  Subject to Section 7.7 (Generic Challenge), if Sarepta fails to institute such Third Party Infringement Action or defend a Challenge Action within [**] of its receipt of notice thereof, then BioMarin will have the right, but not the obligation, upon [**] prior notice to Sarepta, to institute any such Third Party Infringement Action or defend any such Challenge Action at its own expense.  The Party that undertakes to institute a Third Party Infringement Action or Challenge Action in accordance with this Section 7 (Enforcement and Defense of the Licensed Patents) is referred to in this Agreement as the “Enforcing Party.”  For clarity, Sarepta is not obligated to lead or continue any Third Party Infringement Action or Challenge Action initiated or defended by BioMarin with respect to the Licensed Patents prior to the Effective Date, including the Actions, except as otherwise expressly provided in the Settlement Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

7.3.

Defense Cost Sharing. If (a) a Third Party asserts a Third Party Claim and (b) such Third Party (or its Affiliates or licensees) [**], then Sarepta may, in its sole discretion, request BioMarin to license the Licensed Patents to such Third Party under the terms set forth in Section 4.4.3(b) (BioMarin Cross-License) as part of a cross-license arrangement. If, within [**] following the applicable Sarepta request under this Section 7.3 (Defense Cost Sharing), BioMarin does not offer to license the Licensed Patents to such Third Party under the terms set forth in Section 4.4.3(b) (BioMarin Cross-License) and subsequently negotiate in good faith a license agreement with such Third Party in accordance with Section 4.4.3(b) (BioMarin Cross-License) for at least [**] following such offer to license or such shorter period as Sarepta may direct, as applicable, then (A) Sarepta may deduct [**]% of the amount of Third Party Royalties actually paid by Sarepta or its Affiliates to such Third Party with respect to any Royalty Bearing Product from amounts payable to BioMarin under Section 4.4 (Royalties) of this Agreement with respect to such Royalty Bearing Product, and (B) Sarepta may deduct [**]% of its reasonable expenses (including attorney’s fees) incurred in defending such Third Party Claim as well as [**]% of the amount of any settlement amounts or damages actually paid by Sarepta or its Affiliates  to such Third Party as a result of such Third Party Claim from amounts payable to BioMarin under Section 4.4 (Royalties); provided that, in no event will payments to BioMarin be reduced pursuant to this Section 7.3 (Defense Cost Sharing) by more than [**]% of the payments that would otherwise be payable pursuant to Section 4.4 (Royalties).

7.4.

Cooperation.  The Enforcing Party will have the right to control the Third Party Infringement Action or Challenge Action instituted or defended by it, as applicable, at its own expense.  At the Enforcing Party’s request and expense, the other Party will timely commence or join in any such Third Party Infringement Action or the defense of any such Challenge Action whether to establish standing or otherwise, and in any event will cooperate with the Enforcing Party in such Third Party Infringement Action or Challenge Action at the Enforcing Party’s expense.  The other Party also will have the right to consult with the Enforcing Party about such Third Party Infringement Action or Challenge Action and to join such Third Party Infringement Action or Challenge Action as a party and to participate in and be represented by independent counsel in such Third Party Infringement Action or Challenge Action at such other Party’s own expense.  If BioMarin exercises the BioMarin Co-Exclusive License Option, it will provide Sarepta with reasonable prior written notice of its desire to initiate a Third Party Infringement Action or defend a Challenge Action, such Third Party Infringement Action or such defense of a Challenge Action will be at its sole expense, and BioMarin agrees to cooperate with Sarepta and keep Sarepta reasonably informed of any such Third Party Infringement Action or Challenge Action in the manner provided in this Section 7.4 (Cooperation).

7.5.

Settlement.  The Enforcing Party will have the right to settle any Third Party Infringement Action or Challenge Action, subject to this Section 7.5 (Settlement).  The Enforcing Party will give the other Party timely notice of any proposed

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

settlement of any such Third Party Infringement Action or Challenge Action that such Enforcing Party controls and will not settle, stipulate to any facts or make any admission with respect to any such Third Party Infringement Action or Challenge Action without the other Party’s prior written consent (not to be unreasonably withheld or delayed) if such settlement, stipulation or admission would: (a) adversely affect the validity, enforceability or scope, or admit non-infringement, of any of the Licensed Patents; (b) give rise to liability of the other Party or its Affiliates; (c) grant to a Third Party a license, sublicense or covenant not to sue under, or with respect to, any Licensed Patent beyond the scope of the Enforcing Party’s right to do so under this Agreement; or (d) otherwise impair the other Party’s rights in any Licensed Patents or the other Party’s rights under this Agreement.

7.6.

Recoveries.  Any and all recoveries resulting from a Third Party Infringement Action or Challenge Action as provided in this Section 7 (Enforcement and Defense of the Licensed Patents) will first be applied to reimburse each Party’s costs and expenses in connection with such Third Party Infringement Action or Challenge Action (such recoveries to be applied pro rata in accordance with the costs and expenses incurred by each Party, in the event that the amount of such recoveries is less than the total amount of all such costs and expenses).  Any remaining recoveries (the “Remaining Recoveries”) will be allocated between Parties as follows:

(a)	The Enforcing Party will receive [**] percent ([**]%) of the Remaining Recoveries; and
(b)	The other Party will receive [**] percent ([**]%) of the Remaining Recoveries.
7.7.

Generic Challenge. Notwithstanding anything to the contrary in this Agreement, if BioMarin (a) reasonably believes that a Third Party may be filing or preparing or seeking to file an abbreviated new drug application, abridged new drug application or the like that refers to or relies on Regulatory Documentation submitted by Sarepta to any Regulatory Authority with respect to a Product, whether or not such preparation for filing may infringe the Licensed Patents; (b) receives any notice of certification regarding the Licensed Patents pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) claiming that any such Patents are invalid or unenforceable or claiming that any such Patents will not be infringed by the manufacture, use, marketing or sale of a product for which an application under the ANDA Act is filed; or (c) receives any equivalent or similar certification or notice in any jurisdiction outside of the United States, it will (i) notify Sarepta identifying the alleged Third Party applicant or potential Third Party applicant and furnishing the information upon which determination is based and (ii) provide Sarepta with a copy of any such notice of certification within 10 days of the date of receipt and the Parties’ rights and obligations with respect to any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Third Party Infringement Action as a result of such certification will be as set forth in Section 7 (Enforcement and Defense of the Licensed Patents); provided that if Sarepta elects not to initiate a Third Party Infringement Action against the Third Party providing notice of such certification within [**] of receipt of such notice, then BioMarin, upon discussing the facts and circumstances with Sarepta, will have the right, but will not be obligated, to initiate the Third Party Infringement Action against such Third Party at its expense and to join Sarepta as a party plaintiff if necessary to bring such a suit, in which event BioMarin will hold Sarepta and its Affiliates harmless from and against any and all costs and expenses of such litigation, including reasonable attorneys’ fees and expenses.

8.	CONFIDENTIALITY
8.1.

Definition.  “Confidential Information” means (a) the terms and provisions of this Agreement, (b) information disclosed in a Royalty Report or in connection with an audit thereof, (c) technical information regarding a Party’s Products, (d) information disclosed in connection with the prosecution, maintenance, or enforcement of the Licensed Patents, (e) information disclosed in connection with an arbitration hereunder, including the results thereof, and (f) the Licensed Know-How other than the BioMarin Know-How. Notwithstanding anything to the contrary herein, (i) the terms and provisions of this Agreement will be deemed the Confidential Information of both Parties and (ii) as between the Parties, all BioMarin Know-How [**] will be deemed the Confidential Information of both Parties for a period of [**] from the Effective Date and thereafter shall be the Confidential Information of BioMarin, provided that Sarepta will retain the right to exploit such Licensed Know-How pursuant to the license grant under Section 2.1 (License Grant to Sarepta).

8.2.

Obligations.  During the term of this Agreement and for 10 years thereafter, the receiving Party will (a) protect all Confidential Information of the disclosing Party against unauthorized disclosure to Third Parties and (b) not use or disclose the Confidential Information of the disclosing Party, except as permitted by or in furtherance of exercising rights or carrying out obligations hereunder or for internal legal, accounting or finance purposes.  The receiving Party will treat all Confidential Information provided by the disclosing Party with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care.  The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, sublicensees, consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need-to-know such information for purposes related to this Agreement, provided that the receiving Party will hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. Notwithstanding anything to the contrary herein, (i) the confidentiality obligations under this Agreement will not apply to Sarepta or BioMarin with respect to [**] and (ii) BioMarin may provide any and all BioMarin Know-How to [**].

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

8.3.

Exceptions to Confidentiality.  The obligations under this Section 8 (Confidentiality) will not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:

(a)

is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)	was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party;
(c)	is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or
(d)	is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.
8.4.	Permitted Disclosures.
8.4.1.

Compliance with Law.  The restrictions set forth in this Section 8 (Confidentiality) will not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Law or a court order or other governmental order (including regulations of the Securities Exchange Commission and the rules of any securities exchange or market) or to enforce or defend any Licensed Patents under Section 7 (Enforcement and Defense of the Licensed Patents), provided that the receiving Party:  (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted; (b) affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure; and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.

8.4.2.

Permitted Disclosures.  Notwithstanding the restrictions set forth in this Section 8 (Confidentiality), in the event that a Party wishes to enter into a sublicense in accordance with Section 2.2 (Right to Sublicense), such Party may disclose to a Third Party Confidential Information of the other Party directly relating to the Products of such Party in connection with any such proposed sublicense, provided that such Party will hold such Third Parties to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

8.4.3.

Disclosure of Agreement Terms.  Notwithstanding the restrictions set forth in this Section 8 (Confidentiality), (A) BioMarin may disclose the terms and provisions of this Agreement to AZL under the terms and conditions of the Leiden Agreement, provided that AZL is subject to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement, and (B) a Party may, without the prior consent of the other Party, disclose the terms and provisions of this Agreement to any Third Party that (a) is performing diligence in connection with any permitted Change of Control or similar transaction, or in a transaction relating to a sale of all or substantially all of the assets to which this Agreement relates, (b) is an underwriter or placement agent or its counsel in connection with any offering by such Party, or (c) is a permitted Sublicensee under this Agreement or a permitted assignee of this Agreement, provided that such Party will hold such Third Party to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

8.5.

Residuals. Notwithstanding anything to the contrary herein, each Party and its Affiliates may use Residuals for any purpose, including for use in the development, manufacture, promotion, sale and maintenance of their products and services; provided that this right to Residuals does not represent a license under any patents, copyrights or other intellectual property rights of the other Party. As used herein, the term “Residuals” means any information retained in the unaided memories of a Party’s or its Affiliates’ employees who have had access to the other Party’s Confidential Information pursuant to the terms of this Agreement. For clarity, an employee’s memory is unaided if the employee recalls the information at issue without the aid of documents, and the employee has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it contrary to this Agreement.

8.6.

Right to Injunctive Relief.  Each Party agrees that breaches of this Section 8 (Confidentiality) may cause irreparable harm to the other Party and will entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action in any jurisdiction appropriate for such relief.

8.7.

Ongoing Obligation for Confidentiality.  Upon expiration or termination of this Agreement, the receiving Party will, and will cause its Recipients to, destroy, delete or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except for one copy which may be retained in its confidential files solely for the purpose of confirming compliance with its obligations herein.  Notwithstanding the foregoing, this Section 8.7 (Ongoing Obligation for Confidentiality) does not require (a) the alteration, modification, deletion or destruction of backup tapes or other backup media made in the ordinary course of business, or (b) the destruction or return of copies of this Agreement, provided that,

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

in each case ((a) and (b)), any retained copies be maintained as Confidential Information in accordance with this Section 8 (Confidentiality).
9.	REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1.

Representations and Warranties by Each Party.  Subject to Section 9.3 (BioMarin Disclosed Know-How), each Party represents and warrants, and covenants, as applicable, to the other Party as of the Effective Date that:

(a)

Organization; Power and Authority.  Such Party (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has the power, authority and legal right, and is free to enter into this Agreement and, in so doing, will not violate any other agreement to which such Party is a party as of the Effective Date, or conflict with the rights granted to any Third Party;

(b)

Due Execution.  This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity;

(c)	Authorization. Such Party has taken all action necessary to authorize the execution and delivery of this Agreement;
(d)

Consents.  Such Party has obtained all necessary consents, approvals, and authorizations of all regulatory authorities and other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder;

(e)

No Litigation.  Except as identified in the Settlement Agreement, there is no action or proceeding pending or, to the knowledge of such Party, threatened that could reasonably be expected to impair or delay the ability of such Party to perform its obligations under this Agreement; and

(f)

No Conflicts.  The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Party, as applicable, in any material way, and (ii) do not and will not conflict

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

with, violate or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is or will be bound.
9.2.

Representations and Warranties by BioMarin.  Subject to Section 9.3 (BioMarin Disclosed Know-How), BioMarin represents and warrants, and covenants, as applicable, to Sarepta as of the Effective Date that:

(a)

Ownership of Licensed Patents.  BioMarin, or its Affiliates, are, and throughout the Term will remain, the sole and exclusive owners of all rights, title and interests in and to the Licensed Patents set forth on Schedule 1.57 (Licensed Patents), free and clear of all encumbrances, except to the extent such Schedule indicates that a Third Party owns one or more of such Patents, in which case the Schedule identifies the license agreement pursuant to which such Patents are licensed to by such Third Party to BioMarin or its Affiliates.

(b)

Control of Licensed IP.  BioMarin Controls, and throughout the Term will Control, the Licensed IP, including the Know-How described on Schedule 1.56 (Licensed Know-How), and has, and will have, sufficient rights to grant the licenses specified herein.

(c)

No Encumbrance.  Neither BioMarin nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered, its rights, title or interests in or to (i) the Licensed Patents or Licensed Know-How or (ii) any Patents or Know-How that would be Licensed Patents or Licensed Know-How but for such agreement, assignment, transfer, license, conveyance or encumbrance.  Neither BioMarin nor any of its Affiliates will enter into any such agreements or grant any such right, title or interest to any Person that is inconsistent with or otherwise diminishes the rights and licenses granted to Sarepta under this Agreement.

(d)

No Ownership or Inventorship Claim.  After the initial determination of inventorship of the Licensed Patents, BioMarin has not received any written claim of ownership or inventorship of any Third Party (including by current or former officers, directors, employees, consultants or personnel of BioMarin or any predecessor or Affiliate of BioMarin) with respect to the Licensed Patents, and to BioMarin’s knowledge, there is neither such a claim, nor a reasonable basis for any such claim.  Each person who has or has had any rights in or to any Licensed Patent has assigned and has executed an agreement assigning to BioMarin or its Affiliate its entire right, title and interest in and to such Patent.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(e)

No Claims.  There are no claims, judgments or settlements against or amounts with respect thereto owed by BioMarin or any of its Affiliates relating to the Licensed Patents.  There are no pending oppositions, interferences, reissue proceedings, re-examinations or other proceedings regarding any of the Licensed Patents.

(f)

Infringement.  There is (i) no claim, action or proceeding pending, (ii) no written communication and (iii) to BioMarin’s knowledge, no existing threatened claim, action or proceeding alleging that the practice or use of the Licensed Patents or Licensed Know-How infringes or misappropriates any Patents or other intellectual property of any Third Party.  To BioMarin’s knowledge, no Person is infringing or misappropriating, or threatening to infringe or misappropriate, the Licensed IP.

(g)

Copies of License Agreements.  BioMarin has provided Sarepta with true and correct (but redacted) copies of all agreements (or, with respect to an oral agreement, an accurate written summary of such agreement) pursuant to which BioMarin has received any license or other grant of rights with respect to the Licensed Patents or Licensed Know-How.

(h)

Use of Licensed IP.  BioMarin and its Affiliates will not use or exploit any of the Licensed Patents or Licensed Know-How in any manner that is inconsistent with or otherwise diminishes the licenses granted to Sarepta hereunder or diminishes the value of any Licensed Patent or Licensed Know-How.

(i)

Unexpired Patents. The patents set forth in Schedule 9.2 are unexpired and, except as provided in Schedule 9.2, no maintenance fee or annuity fee with respect to any such patent is due or will become due within 90 days following the Effective Date.

9.3.

BioMarin Disclosed Know-How.  Notwithstanding anything else in this Agreement, Section 9.1(d),  Section 9.1(f),  Section 9.2(b), Section 9.2(c), Section 9.2(f),  Section 9.2(g)  and Section 9.2(h) shall not apply to any BioMarin Disclosed Know-How.

9.4.

No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS SECTION 9 (REPRESENTATIONS, WARRANTIES AND COVENANTS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  ANY INFORMATION PROVIDED BY A PARTY

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

9.5.

Disclaimer. Notwithstanding anything to the contrary herein, the Parties agree that Sarepta’s entry into this Agreement and its payment obligations hereunder do not represent an admission or acknowledgement that the making, using or selling of any Lead Product would, absent a license, infringe any claim of any Licensed Patent. Sarepta hereby disclaims any such admission or acknowledgement.

10.	INDEMNIFICATION; LIMITATION OF LIABILITY
10.1.

Indemnification.  Each Party together with its Affiliates (the “Indemnifying Party”) agrees to indemnify, hold harmless and defend the other Party and its Affiliates, and their respective officers, directors and employees (collectively, “Indemnitees”), from and against any Claims brought by a Third Party arising or resulting from:  (a) the practice of the Licensed Patents of the Indemnifying Party or its Affiliates (as it would apply to BioMarin in the event that BioMarin exercises the BioMarin Co-Exclusive License Option; (b) the gross negligence or wrongful intentional acts or omissions of the Indemnifying Party or its Affiliates in connection with this Agreement; or (c) breach of this Agreement by the Indemnifying Party. Notwithstanding the foregoing, BioMarin agrees to indemnify, hold harmless and defend Sarepta Indemnitees from and against any Claims brought by AZL or an affiliate thereof arising or resulting from (i) Sarepta’s entry into this Agreement, (ii) the exploitation of the rights granted to Sarepta under this Agreement.

10.2.

Indemnification Procedure.  In connection with any Claim brought by a Third Party for which an Indemnitee seeks indemnification from the Indemnifying Party pursuant to this Agreement, the Indemnitee will:  (a) give the Indemnifying Party prompt written notice of the Claim; provided, however, that failure to provide such notice will not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnifying Party to control the defense and settlement of the Claim; provided, however, that the Indemnifying Party may not settle the Claim without the Indemnitee’s prior written consent, which will not be unreasonably withheld or delayed, in the event such settlement materially adversely impacts the Indemnitee’s rights or obligations.  Further, the Indemnitee will have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

10.3.

Limitation of Liability.  EXCEPT (A) FOR A BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8 (CONFIDENTIALITY) AND (B) WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, ANY AFFILIATE THEREOF OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, STATUTORY OR PUNITIVE DAMAGES, OR ANY LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME, ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

11.	TERM; TERMINATION
11.1.

Term.  The term of this Agreement will commence as of the Effective Date and, unless earlier terminated as expressly provided herein, will expire upon the last-to-expire Royalty Term (“Term”).  Upon expiration of the Royalty Term in a country, the Sarepta License will become royalty-free and fully paid in such country.

11.2.

Termination for Cause. Each Party will have the right to terminate this Agreement in the event the other Party materially breaches this Agreement and fails to cure such breach within [**] of receiving notice thereof; provided, however, that if such breach is capable of being cured, but cannot be cured within such [**] period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party will have such additional period as is reasonable to cure such breach. If either Party initiates a dispute in accordance with Section 6.4 (Patent Coverage Disputes) or Section 13.3 (Governing Law; Exclusive Jurisdiction) to resolve a dispute or controversy in connection with the material breach for which termination is being sought and is diligently pursuing such procedure, then the cure period set forth in this Section 11.2 (Termination for Cause) will be tolled during the pendency of such dispute resolution procedure. Any termination by a Party under this Section 11.2 (Termination for Cause) will be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.

11.3.

Termination for Patent Challenge.  Subject to Section 6.1.3 (Prosecution Dispute Escalation), on a Licensed Patent-by-Licensed Patent basis, BioMarin may terminate this Agreement with respect to any Licensed Patent that is the subject of a Patent Challenge (as defined in the Settlement Agreement) brought by Sarepta. For clarity, in such event the Agreement will otherwise remain in full force and effect.

11.4.	Effect of Termination.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

11.4.1.	Accrued Obligations. Termination or expiration of this Agreement will not affect the rights and obligations of the Parties accrued prior to termination or expiration hereof.
11.4.2.

Breach by Sarepta.  Upon any termination of this Agreement by BioMarin pursuant to Section 11.2 (Termination for Cause), the licenses granted by BioMarin to Sarepta under this Agreement will immediately terminate.

11.4.3.

Breach by BioMarin. Upon any termination of this Agreement by Sarepta pursuant to Section 11.2 (Termination for Cause), the licenses granted by BioMarin to Sarepta under this Agreement will survive such termination, provided that Sarepta complies with any financial obligations under this Agreement that accrued prior to the date of such termination.

11.4.4.

Effect of Termination on Sublicensees. Upon any termination of this Agreement pursuant to Section 11 (Term; Termination), where (i) such termination has not been caused by any action or inaction on the part of any Sublicensee that is a collaboration partner or regional licensee of Sarepta, (ii) such Sublicensee is in good standing under the terms of its Sublicense agreement, and (iii) such Sublicensee has (together with its Affiliates) a market capitalization of at least [**] as of the date of termination of this Agreement, such termination of this Agreement will be without prejudice to the rights of each such Sublicensee of Sarepta, and BioMarin will enter into a license agreement directly with each such Sublicensee (the “New License Agreement”) on substantially the same terms and conditions as those set forth in this Agreement; provided, however, that (a) the New License Agreement will provide that in no event will such Sublicensee be liable to BioMarin for any actual or alleged default by Sarepta of this Agreement, (b) the scope and territory of the license grant under the New License Agreement will be the same as that granted by Sarepta to such Sublicensee pursuant to the Sublicense between Sarepta and such Sublicensee, (c) the financial terms of any New License Agreement will be such that BioMarin will receive the same consideration with respect to such Sublicensee that it would have received under this Agreement had it not been terminated, (d) BioMarin will not have any obligations under the New License Agreement that are greater than or inconsistent with the obligations of BioMarin under this Agreement, and (e) the following Sections of this Agreement and their terms and conditions will not be included in the New License Agreement: Section 2.6 (Diligence Disclaimer), Section 4.4.3 (Third Party License Offset),  Section 4.7 (Royalty Monetization), Section 4.8 (Leiden Agreement Renegotiation), Section 6.1.1 (Patent Prosecution Committee), Section 6.1.2 (Patent Prosecution), Section 6.1.3 (Patent Prosecution Dispute Escalation), Section 6.1.4 (Step-in Right), Section 6.2 (EU Unitary Patent System), Section 6.4 (Patent Coverage Disputes), Section 7.3 (Defense Cost Sharing), and Section 11.4.4 (Effect of Termination on Sublicensees) Each such Sublicensee will be deemed a third

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

party beneficiary of this Section 11.4 (Effect of Termination) with the right to enforce it directly against BioMarin.
11.5.

Survival. Without limiting the foregoing Section 11.4.1 (Accrued Obligations) the provisions of Section 1 (Definitions), Section 2.5 (No Additional Rights), Section 4.4.6 (Late Payments) Section 4.5 (Payment Method), as applied to accrued obligations as of the date of expiration or termination, Section 5.1.4 (Confidential Treatment), Section 5 (Records, Audit Rights) to the extent applied to records for payment accrued as of the date of expiration or termination, Section 8 (Confidentiality), Section 9.4 (No Other Warranties), Section 9.5 (Disclaimer), Section 10 (Indemnification; Limitation of Liability), Section 11.4 (Effect of Termination), Section 11.5 (Survival), Section 12.1.1 (Use of Names) and Section 13 (General Provisions) will survive expiration or termination of this Agreement.

12.	PUBLICITY
12.1.	Publicity.
12.1.1.

Use of Names.  Neither Party (nor any of its Affiliates or agents) will use the name or trademarks of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

12.1.2.

Public Statements.  Following the execution of this Agreement, the Parties will issue a joint press release in the form set forth in Schedule 12.1.2 (Joint Press Release). After such initial press release, neither Party will issue press releases or make public disclosures relating to this Agreement or the terms hereof; provided, however, that neither Party will be prevented from (a) later referring to the joint press release, or (b) complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange, including disclosure of the terms of this Agreement, so long as the disclosing Party provides the other Party at least 10 Business Days prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange.

13.	GENERAL PROVISIONS
13.1.

Assignment.  Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that:  (a) either Party may assign its rights and obligations under this Agreement in whole or in part to one or more of its Affiliates without the consent of the other Party; and (b) either Party may assign this Agreement in connection with a Change of Control transaction or sale of substantially all the assets to which this Agreement relates; provided, that any such permitted assignee assumes all obligations of its assignor

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

under this Agreement.  The assigning Party will provide the other Party with prompt written notice of any such assignment.  No permitted assignment will relieve the assignor of liability for its obligations hereunder.  Any attempted assignment in contravention of the foregoing will be void.

13.2.

Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

13.3.	Governing Law; Exclusive Jurisdiction.
13.3.1.

Governing Law.  This Agreement will be governed by and construed under the laws in effect in the State of New York, United States of America, without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result.

13.3.2.

Jurisdiction.  Each Party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to the enforcement of any judgment or award.

13.4.

Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

any such term or condition by the other Party.  No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

13.5.

Relationship of the Parties.  Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Sarepta and BioMarin, or to constitute one Party as the agent of the other.  Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other Party.

13.6.	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
13.7.

Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:  (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to Sarepta:	Sarepta Therapeutics, Inc.

215 First Street, Suite 415

Cambridge, MA  02142

Attention:  General Counsel

Ty Howton

Email:  thowton@sarepta.com

With a copy (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA  02199

Attention:  David M. McIntosh

Email:  David.McIntosh@ropesgray.com

If to BioMarin:

BioMarin Pharmaceutical, Inc.

105 Digital Drive

Novato, Ca 94949

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Attention:  General Counsel

G. Eric Davis, Esq.

Email:  EDavis@bmrn.com

With a copy (which will not constitute notice) to:

Jones Day

4655 Executive Drive, Suite 1500

San Diego, Ca  92121

Attention:  John E. Wehrli, Esq.

Email: jwehrli@jonesday.com

13.8.

No Third Party Beneficiary Rights.  Except as expressly provided in this Agreement, this Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including, without limitation, any third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

13.9.

Entire Agreement.  This Agreement, together with its Schedules, and the Settlement Agreement and the CDA together set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersede all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. In the event of any conflict between a material provision of this Agreement and any Exhibit or Schedule hereto, the Agreement will control.

13.10.	Headings. The headings to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.
13.11.

Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and permitted assigns, (f) the words “herein”, “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedules will be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

13.12.

Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

13.13.

Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, any rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

13.14.

Counterparts.  The Agreement may be executed in two or more counterparts, including by facsimile or PDF signature pages, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15.

Effective Date. This Agreement will not be effective (and will be null and void) unless and until AZL (i) executes the Settlement Agreement within seven days of the Execution Date, and (ii) simultaneously therewith consents in writing to BioMarin’s execution of this Agreement (such date if and when (i) and (ii) are satisfied, the “Effective Date”).

[Signatures on next page]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Sarepta International C.V.		BioMarin Leiden Holdings BV
By:	/s/ Joseph Bratica	By:	/s/ G. Eric Davis
	Name: Joseph Bratica		Name: G. Eric Davis
	Title: VP and Assistant Treasurer		Title: Director

Sarepta Therapeutics, Inc.		BioMarin Nederlands BV
By:	/s/ Douglas S. Ingram	By:	/s/ G. Eric Davis
	Name: Douglas S. Ingram		Name: G. Eric Davis
	Title: President and CEO Date		Title: Director

BioMarin Technologies BV
By:	/s/ G. Eric Davis
Name: G. Eric Davis
Title: Director

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1.1

Actions

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1.9

BioMarin Know-How

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1.57

Licensed Patents

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 2.2

Third Parties for Settlement Purposes

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 3.1

Transferred Know-How

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 9.2

Royalty Bearing Product Patents

Schedule 9.2 (A)

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 9.2 (B)

[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 9.2 (C)

[**]

Schedule 12.1.2

Sarepta Therapeutics and BioMarin Pharmaceutical Inc. Announce Execution of a Global Settlement and a License Agreement Resolving Exon Skipping Patent Litigation

-- Agreement terms resolve global patent proceedings regarding Sarepta’s sale of EXONDYS 51® (eteplirsen) and future Duchenne muscular dystrophy (DMD) exon-skipping products --

CAMBRIDGE, Mass. and SAN RAFAEL, Calif., July 18, 2017 (GLOBE NEWSWIRE) -- Sarepta Therapeutics, Inc. (NASDAQ:SRPT), a U.S. commercial-stage biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases, and BioMarin Pharmaceutical Inc. (NASDAQ:BMRN), a leading biotechnology company in therapies for rare genetic diseases, announced today that Sarepta and BioMarin executed a license agreement that provides Sarepta Therapeutics with global exclusive rights to BioMarin’s DMD patent estate for EXONDYS 51 and all future exon-skipping products. BioMarin retains the right to convert the license to a co-exclusive right in the event it decides to proceed with an exon-skipping therapy for DMD. In addition, Sarepta and BioMarin executed a settlement agreement, resolving the ongoing worldwide patent proceedings related to the use of EXONDYS 51 and all future exon-skipping products for the treatment of DMD. The effectiveness of the agreements is subject to closing conditions including execution of necessary approvals by Academisch Ziekenhuis Leiden (AZL) by July 24, 2017.

Under the terms of the license and settlement agreements, Sarepta will make a one-time payment of $35 million to BioMarin and certain additional regulatory and commercial milestone payments for exons 51, 45, 53 and possibly on future exon-skipping products.

In addition, Sarepta will pay royalties to BioMarin as follows:

•	Exon-skipping compounds 51, 45, and 53 and possibly on future exon-skipping products: Sarepta will pay BioMarin 5 percent of net sales through the end of 2023 in the United States; and

•

Exon-skipping compounds 51, 45, and 53 and possibly on future exon-skipping products: Sarepta will pay BioMarin 8 percent of net sales through September 30, 2024 in the European Union and in other countries where certain BioMarin / AZL patents exist.

“Upon their effectiveness, these global license and settlement agreements provide Sarepta worldwide freedom to operate for EXONDYS 51 and our future exon-skipping products,” said Douglas Ingram, Sarepta’s President and Chief Executive Officer. “The resolution of these legal matters provides us with more certainty to fully focus our resources and energy on our crucial mission of developing innovative medicines to improve the lives of those impacted by DMD around the world."

“We are pleased to reach a global settlement and license agreement with Sarepta that fairly recognizes the important innovation by the Leiden University Medical Center and allows patients certainty that this issue will not create a barrier to access,” said G. Eric Davis, BioMarin’s Executive Vice President and General Counsel.

About EXONDYS 51

EXONDYS 51 uses Sarepta’s proprietary phosphorodiamidate morpholino oligomer (PMO) chemistry and exon-skipping technology to skip exon 51 of the dystrophin gene. EXONDYS 51 is designed to bind to exon 51 of dystrophin pre-mRNA, resulting in exclusion of this exon during mRNA processing in patients with genetic mutations that are amenable to exon 51 skipping. Exon skipping is intended to allow for production of an internally truncated dystrophin protein. Data from clinical studies of EXONDYS 51 in a small number of DMD patients have demonstrated a consistent safety and tolerability profile. The pivotal trials were not designed to evaluate long-term safety and a clinical benefit of EXONDYS 51 has not been established.

Important Safety Information

Adverse reactions in DMD patients (N=8) treated with EXONDYS 51 30 or 50 mg/kg/week by intravenous (IV) infusion with an incidence of at least 25% more than placebo (N=4) (Study 1, 24 weeks) were (EXONDYS 51, placebo): balance disorder (38%, 0%), vomiting (38%, 0%) and contact dermatitis (25%, 0%). The most common adverse reactions were balance disorder and vomiting. Because of the small numbers of patients, these represent crude frequencies that may not reflect the frequencies observed in practice. The 50 mg/kg once weekly dosing regimen of EXONDYS 51 is not recommended.

In the 88 patients who received ≥30 mg/kg/week of EXONDYS 51 for up to 208 weeks in clinical studies, the following events were reported in ≥10% of patients and occurred more frequently than on the same dose in Study 1: vomiting, contusion, excoriation, arthralgia, rash, catheter site pain, and upper respiratory tract infection.

There have been reports of transient erythema, facial flushing, and elevated temperature occurring on the day of EXONDYS 51 infusion.

About Sarepta Therapeutics

Sarepta Therapeutics is a U.S. commercial-stage biopharmaceutical company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases. The company is primarily focused on rapidly advancing the development of its potentially disease-modifying Duchenne muscular dystrophy (DMD) drug candidates. For more information, please visit www.sarepta.com.

About BioMarin Pharmaceutical Inc.

BioMarin is a global biotechnology company that develops and commercializes innovative therapies for people with serious and life-threatening rare disorders. The company's portfolio consists of six commercialized products and multiple clinical and pre-clinical product candidates. For additional information, please visit www.biomarin.com. Information on BioMarin's website is not incorporated by reference into this press release.

Forward-Looking Statements

This press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements about the license agreement providing Sarepta with global exclusive rights to BioMarin’s DMD patent estate for EXONDYS 51 and all future exon-skipping products; the settlement agreement resolving the ongoing worldwide patent proceedings related to the use of EXONDYS 51 and all future exon-skipping products for the treatment of DMD; the payments and royalties that Sarepta will be making as part of the settlement and license agreements; the settlement and license agreements providing for Sarepta's worldwide freedom to operate for EXONDYS 51 and Sarepta’s future exon-skipping products; the settlement providing Sarepta with the certainty to fully focus its resources and energy on its crucial mission of developing innovative medicines to improve the lives of those impacted by DMD around the world; and the statement that the patent proceedings between the parties will not create for patients a barrier to access to the innovation by the Leiden University Medical Center.

These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta's control. Known risk factors include, among others: the settlement and license agreements may not become effective if their conditions to effectiveness are not met within the required deadline; the parties may not be able to fulfill their commitments and obligations under the settlement and license agreements; any future claims of infringement by other third parties; the expected benefits and opportunities related to the settlement and license agreements between the parties may not be realized or may take longer to realize than expected due to challenges and uncertainties regarding the sales of EXONDYS 51 and the research and development of future exon-skipping products; Sarepta may experience significant fluctuations in sales of EXONDYS 51 from period to period and, ultimately, Sarepta may never generate sufficient revenues from EXONDYS 51 to reach or maintain profitability or sustain its anticipated levels of operations; Sarepta may never receive regulatory approval to its future exon-skipping products due to a variety of reasons including that the results of additional research may not be consistent with past results or may not be positive or may otherwise fail to meet regulatory approval requirements for the safety and efficacy of product candidates;  and even if Sarepta obtains regulatory approvals, it may not achieve any significant revenues from the sale of such products; Sarepta may not have worldwide freedom to operate for EXONDYS 51 and Sarepta’s future exon-skipping products due to future proceedings brought by other parties.

Any of the foregoing risks could adversely affect Sarepta's business, results of operations and the trading price of Sarepta's common stock. For a detailed description of risks and uncertainties Sarepta faces, you are encouraged to review Sarepta's 2016 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission (SEC) as well as other SEC filings made by Sarepta. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Internet Posting of Information

We routinely post information that may be important to investors in the 'For Investors' section of our website at www.sarepta.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Source: Sarepta Therapeutics, Inc.

Media and Investors:
Sarepta Therapeutics, Inc.
Ian Estepan, 617-274-4052
iestepan@sarepta.com
or
W2O Group
Brian Reid, 212-257-6725
breid@w2ogroup.com
or

Investors:

BioMarin Pharmaceutical Inc.

Traci McCarty, 415-455-7558

Media:

BioMarin Pharmaceutical Inc.

Debra Charlesworth, 415-455-7451